Exhibit 1.1

Purchase Agreement

By and Among

Globetech Ventures Corp.

and

Braz Gold Ltda, John Young, and Joao Luis Pulgatti

Table of Contents

1.

Definitions

2.

Purchase and Sale of Shareholders’ Common Shares; Property Payments

3.

Representations and Warranties

4.

Covenants

5.

Conditions to Obligation to Close

6.

Remedies for Breaches of This Agreement

7.

Tax Matters

8.

Termination

9.

Miscellaneous

Exhibit A – Description of Amapa Claims

Exhibit B – Form of Net Smelter Return

Exhibit C – Irrevocable Proxy – Globetech

Annex I – Exceptions to Shareholders’ Representations and Warranties

Annex II – Exceptions to Globetech’s Representations and Warranties

This Purchase Agreement (“Agreement”) is made as of March 8, 2004, by and among Globetech Ventures Corp. (“Globetech”) a corporation organized under the laws of British Columbia, Canada and Braz Gold Ltda (“Braz Gold”) a corporation organized under the Laws of Brazil and its shareholders John Young and Joao Luis Pulgatti (collectively “Shareholders”).  Globetech, Braz Gold and the Shareholders may be at times referred to as a Party or Parties collectively.

RECITALS

A.

Whereas Braz Gold owns certain mineral claims located in Amapa State, Brazil (“Amapa Claims”) which claims are more fully described in Exhibit A to this Agreement;

B.

Whereas Globetech wishes to acquire the right, title and interest in the Amapa Claims through the purchase of all of the outstanding common shares of Braz Gold from the Shareholders; and

C.

Whereas the Shareholders wish to sell all of their common shares in Braz Gold to Globetech for Globetech common shares and a Net Smelter Interest under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants contained herein and other valuable consideration, Globetech and Braz Gold and the Shareholders agree as follows.

1.

Definitions.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Braz Gold” has the meaning set forth in the preface above.

“Closing” has the meaning set forth in Section 2(d) below.

“Closing Date” has the meaning set forth in Section 2(d) below.

“Confidential Information” means any information concerning the businesses and affairs of the Braz Gold or Globetech that is not already available to the public.

“Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to:  (a) the protection or restoration of the environment, health, safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term

 “Globetech” has the meaning set forth in the preface above.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Hazardous Substance” means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

“Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Knowledge” means actual knowledge after reasonable investigation.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for taxes not yet due and payable, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Material Adverse Effect” means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Braz Gold, taken as a whole, or on the ability of any Party to consummate timely the transactions contemplated hereby.

“Original Director” means a director of Braz Gold immediately prior to  Closing;

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Securities Act” means the Securities Act of 1933, as amended of the United States of America.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, of the United States of America.

“Shareholders” has the meaning set forth in the preface above.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“U.S. Person” shall have the meaning as defined in Regulation S of the Securities Act.

2.

Purchase and Sale of Shareholders’ Common Shares; Property Payments

(a)

Purchase of Common Shares.  On and subject to the terms and conditions of this Agreement, Globetech agrees to purchase from John Young 490,000 common shares and from Joao Pulgatti 510,000 common shares of Braz Gold for the consideration specified in this Section 2.  Such common shares, which represent 1,000,000 common shares in the aggregate, represent all of the issued and outstanding common shares of Braz Gold.  In accordance with Section 2(e), Shareholders will deliver the 1,000,000 common shares of Braz Gold to be transferred to Globetech along with all documents necessary to complete the transfer.

(b)

Purchase Price.  Globetech agrees to pay to Shareholders, in the aggregate, the following:

(i)

2,000,000 common shares of Globetech to be delivered to Mr. David Reid of Davis & Company to be held by them. Immediately upon delivering such, 400,000 common shares in the aggregate will be released to the Shareholders and an additional 400,000 common shares in the aggregate will be released to the Shareholders each six months thereafter until all 2,000,000 common shares have been released to them.  The shareholders shall comply with Section 3.02 ( r) read together with Section 4 ( c)

(ii)

a 1% Net Smelter Return to the Shareholders in the form of which is attached hereto as Exhibit B.

(c)

Amapa Claim Payments.

(i)

In addition to the Purchase Price set forth in Section 2(b) above, Globetech will make the following property payments directly to Braz Gold which shall pay the persons who sold the Amapa Claims to Braz Gold.  Shareholders will in due course provide a list of the names and amount of payments to be paid to the former property owners.  The payments will be distributed in the following amounts and dates;

(A)

$30,000 by March 15, 2004;

(B)

$110,000 by June 15, 2004;

(C)

$100,000 by September 30, 2004;

(D)

$200,000 by December 31, 2004;

(E)

$390,000 by March 15, 2005;

(F)

$390,000 by June 15, 2005;

(G)

$390,000 by September 30, 2005; and

(H)

$390,000 by December 31, 2005.

Provided, however, that Globetech may at its discretion accelerate such payments set forth in this Section 2(c)(i) prior to their due dates.  In the event Globetech fails to make the property payments pursuant to this Section 2(c)(i), Shareholders will have the right to repurchase the 1,000,000 Braz Gold at a price mutually agreeable to the Parties.  In the event that the Parties are unable to negotiate a mutually agreeable repurchase price, the Parties will submit this dispute to arbitration.  Notwithstanding Section 6, the repurchase of the Braz Gold common shares by the Shareholders will be the Shareholders’ sole remedy in the event of a non property payment.

(ii)

A cash payment to be paid within 90 days upon the completion of an Internationally Certified Independent Bankable Feasibility Study/Studies by an internationally recognized investment banker specializing in the mining industry or similar expert agreed to by the Parties, who will present a report that show that there is/are commercial deposits that can be mined from the Amapa Claims (hereafter called “the Bankable Feasibility”).  These commercial mineral resources deposits are to include gold, diamonds, tantalite or other commercial grade minerals.  Cash payment will be based upon $1.00 for every ounce of gold, or carats of diamonds that may be commercially mined from the Amapa Claims based on the Bankable Feasibility up to a maximum payment of $2 million provided that the Bankable Feasibility concludes that there is approximately 1 million ounces of gold or 1 million carats of commercial grade diamonds, or a combination of both. Such payment is to be made to Braz Gold who will be responsible for paying such cash to Caranã Mineraçãe Imp. E Exp Produtos Minerais Ltda, a Brazilian Company, which transferred a 100% of its interest, in the said mineral claims to Braz Gold.  This applies only in terms of the following claims 85031/2001, 85032/2001, 85033/2001, 85034/2001, and 85035/2001.

(d)

Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at either the offices of Davis & Company in Vancouver, British Columbia, or any other venue as agreeable to all Parties no later than midnight local time on March 8, 2004, or such other date as Globetech and the Shareholders may mutually determine (the “Closing Date”).

(e)

Deliveries at Closing.  Within one month from the execution of this Agreement, (i) Shareholders will deliver to Globetech the various certificates, instruments, and documents referred to in Section 5(a) below, (ii) Globetech will deliver to Shareholders the various certificates, instruments, and documents referred to in Section 5(b) below, (iii) Shareholders will deliver to Globetech 1,000,000 common share certificates of Braz Gold endorsed in blank or accompanied by duly executed assignment documents, and (iv) Globetech will deliver the 2,000,000 common shares and evidence of the Net Smelter Return Section 2(b)(ii) above.

3.

Representations and Warranties.

3.01.

Standard.  No representation or warranty of Braz Gold and Shareholders and Globetech contained in Sections 3.02 or 3.03, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.02 or 3.03, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

3.02.

Braz Gold and Shareholders’ Representations and Warranties.  Unless the context specifically indicates otherwise with respect to a representation or warranty, Braz Gold and each Shareholder represents and warrants to Globetech that the statements contained in this Section 3.02 are correct and complete as of the date of this Agreement with respect to itself or himself, except as set forth in Annex I attached hereto.

(a)

Organization of Braz Gold.  Braz Gold is a corporation duly organized and validly existing under the laws of Brazil.  Braz Gold is duly qualified to do business and is in good standing in Brazil and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.  Braz Gold has in effect all federal, provincial, local, and foreign governmental authorizations necessary for it to own or lease and operate its properties and assets and to carry on its business as it is now conducted.  Braz Gold has made available to Globetech a complete and correct copy of the Braz Gold’s charter documents, as amended to date.

(b)

Authorization of Transaction.  Braz and the Shareholders have duly executed and delivered this Agreement and this Agreement is a valid and legally binding obligation of Braz and the Shareholders, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).  Neither Braz Gold nor Shareholders are required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Braz Gold and the Shareholders.  Braz Gold and the Shareholders have the full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform his or its obligations hereunder.

(c)

Braz Gold Capital Stock.  The authorized capital stock of Braz Gold consists solely of 1,000,000 common shares, of which 1,000,000 common shares are issued and outstanding.  No common shares of Braz Gold are held in treasury by Braz Gold or otherwise owned directly or indirectly by Braz Gold.  The outstanding common shares of Braz Gold have been duly authorized and are validly issued and outstanding, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).  There are no outstanding options, warrants or convertible securities that are exercisable or convertible into common shares.

(d)

Subsidiaries.  Braz Gold has no subsidiaries nor does it own, directly or indirectly any equity securities or similar interests in a partnership or joint venture of any kind.

(e)

Corporate Power.  Braz Gold has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets.

(f)

Regulatory Approvals; No Violations.    No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Braz Gold in connection with the execution, delivery or performance by Braz Gold of this Agreement.   The consummation of the transactions contemplated hereby by Braz Gold do not and will not (i) constitute a material breach or violation of, or a material default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any material law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Braz Gold or any of Braz Gold ‘s properties are subject or bound, (ii) constitute a breach or violation of, or a default under, Braz Gold’s charter documents (or similar governing documents), (iii) require any consent or approval under any such material law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument, or (iv) result in the imposition or creation of a Lien upon or with respect to the common shares owned by the Shareholders.

(g)

Litigation.  No litigation, claim, action, suit, hearing, investigation or other proceeding before any court or Governmental Authority is pending against Braz Gold or the Shareholders and, to Braz Gold’s and the Shareholders’ Knowledge, no such litigation, claim, action, suit, hearing, investigation or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

(h)

Regulatory Matters.  Neither Braz Gold, nor its properties are, directly or indirectly, party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state Governmental Authority.

(i)

Compliance With Laws.  Braz Gold is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto.

(j)

Consents; Material Contracts; Defaults.  Braz Gold is a not party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is in excess of $5,000 or (ii) that materially restrict the conduct of business by Braz Gold.  Braz Gold is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.  No power of attorney or similar authorization given directly or indirectly by Braz Gold is currently outstanding.

(k)

Environmental Matters.  (i)  Braz Gold has complied at all times and in all material respects with applicable Environmental Laws; (ii) no real property (including buildings or other structures) currently or formerly owned or operated by Braz Gold has been contaminated with, or has had any release of, any Hazardous Substance; (iii) Braz Gold is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iv) neither the Company nor any Company Subsidiary has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (v) Braz Gold is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law.

(l)

Tax Matters.  (i) All Tax Returns that are required to be filed on or before their due date (taking into account any extensions of time within which to file which have not expired) by or with respect to Braz Gold, have been or will be timely filed, (ii) all such Tax Returns are or will be true and complete in all material respects, (iii) all Taxes owed by Braz Gold has been or will be timely paid in full, (iv) all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Braz Gold.

(m)

Books and Records.  The books and records of Braz Gold had been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of Braz Gold.

(n)

Insurance.  Annex I sets forth a true and complete list of all of the insurance policies, binders, or bonds maintained by Braz Gold (“Insurance Policies”).  Braz Gold is insured with reputable insurers against such risks and in such amounts as the management reasonably has determined to be prudent in accordance with industry practices.  All insurance policies are in full force and effect; Braz Gold is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(o)

Real Property.    Appendix I contains a complete and correct list of (i) all real property or premises owned on the date hereof, in whole or in part by Braz Gold and all indebtedness secured by any encumbrance thereon, and (ii) all real property or premises leased or subleased in whole or in part by the Braz Gold and together with a list of all applicable leases and the name of the lessor.  None of such premises or properties have been condemned or otherwise taken by any public authority and, to Braz Gold’s Knowledge, no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, contract or law which might affect its use or value for the purposes now made of it.  None of the premises or properties of Braz Gold is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by Braz Gold.

(p)

Brokers’ Fees.  Braz Gold has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(q)

Investment.  Each Shareholder (i) understands that the Globetech’s common shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in an offshore transaction within the meaning of Regulation S of the Securities Act, (ii) is acquiring the common shares solely for his own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning Globetech and has had the opportunity to obtain additional information, including the opportunity to ask questions of Globetech’s management, as desired in order to evaluate the merits and the risks inherent in holding Globetech’s common shares,  (v) is able to bear the economic risk and lack of liquidity inherent in holding Globetech common shares, and (vi) is not a U.S. Person within the meaning of Regulation S.

(r)

Transfer.  Each Shareholder agrees that he will not sell, assign, transfer or otherwise dispose of any of the common shares in violation of the Securities Act and acknowledges that, in taking unregistered common shares, he must continue to bear economic risk in regard to his investment for an indefinite period of time because of the fact that such common shares have not been registered under the Securities Act and further realizes that such common shares cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.  Subscriber further recognizes that except as provided in Section 4, Globetech is not assuming any obligation to register such common shares.  Shareholder also acknowledges that appropriate legends reflecting the status of the common shares under the Securities Act may be placed on the fact of the certificates for such common shares at the time of their transfer and delivery to the holder thereof.

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1993 (THE “SECURITIES ACT”) OR UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION, PROVIDED THAT THE SELLER DELIVERS TO THE COMPANY AN OPINION OF COUNSEL (WHICH OPINION AND COUNSEL ARE SATIFACTORY TO THE COMPANY) CONFIRMING THE AVAILABILITY OF SUCH EXEMPTION.  INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOF OF TIME.”

(s)

Braz Gold Shares.  Each Shareholder holds of record and owns beneficially the number of Braz Gold shares set forth in Section 2(a), free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  Each Shareholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require such shareholder to sell, transfer, or otherwise dispose of any capital stock of Braz Gold (other than this Agreement). Each Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Braz Gold except as contemplated herein.

3.03.

Globetech’s Representations and Warranties.  Globetech represents and warrants to Braz Gold and the Shareholders that the statements contained in this Section 3.03 are correct and complete as of the date of this Agreement with respect to itself except as set forth in Annex II attached hereto.

(a)

Organization of Globetech.  Globetech is a corporation duly organized and validly existing under the laws of British Columbia.  Globetech is duly qualified to do business and is in good standing in British Columbia and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.  Globetech has in effect all federal, provincial, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.  Globetech has made available to Braz Gold a complete and correct copy of Globetech’s charter documents, as amended to date.

(b)

Authorization of Transaction.  Globetech has duly executed and delivered this Agreement and this Agreement is a valid and legally binding obligation of Globetech, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).  Globetech is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Globetech.  Globetech has the full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform his or its obligations hereunder.

(c)

Globetech Capital Stock.  The authorized capital stock of Globetech consists solely of 20,000,000 common shares, of which 9,489,939 common shares are issued and outstanding.  No common shares of Braz Gold are held in treasury by Braz Gold or otherwise owned directly or indirectly by Braz Gold.  The outstanding common shares of Braz Gold have been duly authorized and are validly issued and outstanding, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).  Globetech has approved for issuance options, warrants or convertible securities to acquire approximately 3,100,000 common shares.

(d)

Subsidiaries.  Globetech has subsidiaries as set forth in Annex I but does not own, directly or indirectly any equity securities or similar interests in a partnership or joint venture of any kind.

(e)

Corporate Power.  Globetech has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Globetech has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(f)

Regulatory Approvals; No Violations.    No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Globetech in connection with the execution, delivery or performance by Globetech of this Agreement.   The consummation of the transaction contemplated hereby by Globetech does not and will not (i) constitute a material breach or violation of, or a material default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any material law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Globetech or any of Globetech’s properties are subject or bound, (ii) constitute a breach or violation of, or a default under, Globetech’s charter documents (or similar governing documents) or (iii) require any consent or approval under any such material law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument, or (iv) result in the imposition or creation of a Lien upon or with respect to common share.

(g)

Litigation.  No litigation, claim, action, suit, hearing, investigation or other proceeding before any court or Governmental Authority is pending against Globetech, and to Globetech’s Knowledge, no such litigation, claim, action, suit, hearing, investigation or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

(h)

Compliance With Laws.  Globetech is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto.

(i)

Financial Reports and SEC Documents; Material Adverse Effect.   Globetech‘s Annual Report on Form 20-F for the fiscal year ended September 30, 2002 and all other reports,  to be filed by it subsequent to September 30, 2002 under Section 13 of the Exchange Act in the form filed or to be filed (collectively, Globetech’s “SEC Documents”) with the SEC, as of the date filed or to be filed, (i) complied or will comply in all material respects as to form with the applicable requirements under the Exchange Act, as the case may be and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Globetech as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of Globetech for the periods to which they relate.  In addition, Globetech has filed its financial statements for the year ended September 30, 2003 and for the quarter ended December 31, 2003 with the Canadian regulatory authorities via SEDAR.

Since December 31, 2003, Globetech has conducted its businesses in the Ordinary Course of Business, consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events would reasonably be expected to have a Material Adverse Effect with respect to Globetech except as disclosed in the SEC Documents or SEDAR.

4.

Covenants.  The Parties agree as follows with respect to the period following the Closing.

(a)

General.  In case at any time before or after the Closing, either Party, after discussing with and receiving further clarification from their respective legal counsel, determines that this Agreement needs to be further refined to carry-out the intent of the Parties, the Parties, by mutual agreement of each party’s legal counsel,  shall take  such further action is necessary to carry out the purposes of this Agreement including the execution and delivery of such further instruments and documents as the other Party reasonably may request.  Shareholder acknowledge and agree that from and after the Closing, Globetech will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to Braz Gold in order to complete an audit on it, and Shareholders will assist Globetech as necessary.

(b)

Exploration Expenses.  Globetech shall fund exploration expenditures on the Amapa Claims in the following amounts:

(i)

at least $250,000 by December 31, 2004; and

(ii)

an additional $1,500,000 by December 31, 2005.

(c)

Right to Register Common Shares.  In the event Globetech shall determine to file a registration statement under the Securities Act in connection with the proposed offer and sale for cash of its common shares, Globetech will give written notice of its determination to each Shareholder and of such Shareholder’s rights under this Section 5(c) at least 21 days prior to the anticipated filing date of such registration statement; provided, however, that no such notice shall be required if the form of registration statement and the rules of the SEC would not permit sales of common shares by the Shareholders pursuant to the registration statement.  Upon the written request of each Shareholder made at any time within 14 days from the date of receipt of the written notice provided for herein (which request shall specify the number of common shares intended to be disposed of by such shareholder), Globetech will use its reasonable best efforts to effect the registration under the Securities Act of all common shares which Globetech has been so requested to register by the Shareholders thereof and which are not subject to an effective registration statement; provided, however, that (i) if, at any time after giving written notice of its intention to register the sale of common shares and prior to the effective date of the registration statement filed in connection with such registration and relating to a proposed offer and sale of its common shares by Globetech, Globetech shall determine for any reason not to proceed with the proposed registration of the common shares to be sold by it, Globetech may, at its election, give written notice of such determination to each Shareholder of common shares and thereupon shall be relieved of its obligation hereunder to register any common shares in connection with such registration, and (ii) if such registration involves an underwritten offering for the registration of the issuance and sale of common shares by Globetech, all of Shareholders’ common shares requesting to be included in Globetech’s registration must sell their common shares to the underwriters on the same terms and conditions as apply to Globetech, with such differences, including any with respect to indemnification and liability insurance, as may be customary or appropriate in combined primary and secondary offerings.  If the registration pursuant to this Section 5(c) is an underwritten public offering and the underwriter confirms in writing that the inclusion of the Shareholders’ common shares would adversely affect the underwritten offering, then Globetech may exclude the Shareholders’ common shares.  The Shareholders are entitled to one piggyback registration right pursuant to Section 5(c).

(d)

Confidentiality.  Each Shareholder will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Globetech or destroy, at the request and option of Globetech, all tangible embodiments (and all copies) of the Confidential Information which are in his possession.  In the event that any Shareholder is requested or required pursuant to oral or written question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, that Shareholder will notify Globetech promptly of the request or requirement so that Globetech may seek an appropriate protective order or waive compliance with the provisions of this Section 5(d).  If, in the absence of a protective order or the receipt of a waiver hereunder, any Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Shareholder may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Shareholder shall use his reasonable best efforts to obtain, at the reasonable request of Globetech, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Globetech shall designate.

(e)

Opinion of Counsel.  On or before May31, 2004 , Globetech shall have received from the Shareholders all the proof of the validity of the claims to enable the Brazilian counsel to form an opinion as to the validity of the ownership Amapa Claims by Braz Gold with an effective date as of the Closing Date.

In the event Globetech is unable to obtain an opinion of counsel as to the validity of the Amapa Claims by June 8, 2004 which is one week prior to the June 15, 2004 property payment set forth in Section 2(c) (i), Globetech will have the right to repurchase the 2,000,000 common shares issued in Section 2(b) (i) for $100.

5.

Conditions to Obligation to Close.

(a)

Conditions to Globetech’s Obligation.   The obligation of Globetech to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)

the representations and warranties set forth in Section 3.02 above shall be true and correct in all material respects at and as of the Closing Date;

(ii)

Shareholders shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(iii)

Shareholders shall have delivered its common shares of Braz Gold in accordance with Section 2(a);

(iv)

no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Globetech  to own Braz Gold common shares and own Braz Gold, or (D) affect materially and adversely the right of Braz Gold to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v)

Shareholders and Braz Gold will have engaged Brazilian legal counsel to give the opinion specified in Section 4(e) above;

(vi)

The two Original Directors of Braz Gold will expand the Braz Gold board of directors and elect a Globetech representative to the Braz Gold board and such Globetech representative shall be the chief financial officer.  The Original Directors mar resign at the discretion of Globetech on the completion of the payments made in Section 2(c) (i);

(vii)

all actions to be taken by Braz Gold and Shareholders  in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Globetech;

(viii)

 Shareholders shall have delivered to Globetech copies of the certificate of good standing of Braz Gold issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of Braz Gold’s jurisdiction; and

(ix)

Shareholders shall have executed an irrevocable proxy in the form attached as Exhibit C as to the 2,000,000 common shares of Globetech.

Globetech may waive any condition specified in this Section 5(a) if it executes a writing so stating at or prior to the Closing.

(b)

Conditions to Shareholder’ Obligation.  The Shareholders’ obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i)

the representations and warranties set forth in Section 3.03 above shall be true and correct in all material respects at and as of the Closing Date;

(ii)

Globetech shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)

no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation and no such injunction, judgment, order, decree, ruling, or charge shall be in effect;

(iv)

Globetech shall have delivered 2,000,000 of its common shares pursuant to Section 2. above.

(v)

all actions to be taken by Globetech in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Shareholders.

Shareholders may waive any condition specified in this Section 5(b) on behalf of Shareholders if they execute a writing so stating at or prior to the Closing.

6.

Remedies for Breaches of This Agreement.

(a)

Survival of Representations and Warranties.   All of the representations and warranties of Shareholders and Braz Gold contained in Section 3.02 and Globetech contained in Section 3.03 above shall survive the Closing hereunder and continue in full force and effect for a period of one year thereafter.  In addition to the rights discussed in this Section 6, a non-breaching party shall be entitled to any other remedy provided for under British Columbia law.

(b)

Indemnification Provisions for Globetech’s Benefit.

(i)

In the event any Shareholder breaches any of his representations, warranties, and covenants contained herein, and provided that Globetech makes a written claim for indemnification against any Shareholder pursuant to Section 9(e) below then each Shareholder shall be obligated jointly and severally to indemnify Globetech from and against the entirety of any Adverse Consequences Globetech may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach; and

(ii)

In the event any Shareholder breaches any of his covenants in Section 4 above or any of his representations and warranties in Section 3.2 above and provided that Globetech makes a written claim for indemnification against such Shareholder pursuant to Section 9(e) below within the survival period, then such Shareholder shall indemnify Globetech from and against the entirety of any Adverse Consequences Globetech shall suffer (including any Adverse Consequences Globetech shall suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(c)

Indemnification Provisions for Shareholders’ Benefit.  In the event Globetech breaches any of its representations, warranties, and covenants contained herein and provided that any Shareholders makes a written claim for indemnification against Globetech pursuant to Section 9(e) below within the survival period, then Globetech agrees to indemnify each Shareholder from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

7.

Tax Matters. The following provisions shall govern the responsibility as between Globetech and Shareholders for certain tax matters following the Closing Date:

(a)

Indemnification.  Each Shareholder shall jointly and severally indemnify Braz Gold,  and Globetech and hold them harmless from and against (i) all Income Taxes (or the non-payment thereof) of Braz Gold for all taxable periods ending on or before the Closing Date.

(b)

Tax Advice.  In connection with the transaction contemplated by this Agreement, Shareholders have had the opportunity to obtain tax advice from their own counsel and Globetech makes not representation as to the tax effect of the transaction.

8.

Termination.

(a)

Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(i)

Globetech may terminate this Agreement by giving written notice to the Shareholders at any time in the event any Shareholder has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Globetech has notified Shareholders of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; and

(ii)

Shareholders may terminate this Agreement by giving written notice to Globetech at any time in the event Globetech has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any Shareholder has notified Globetech of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach.

(b)

Effect of Termination.  If any Party terminates this Agreement pursuant to Section 8(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 4(d) above shall survive termination.

9

Miscellaneous.

(a)

Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(b)

Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Globetech and Shareholders; provided, however, that Globetech may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Globetech nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(c)

Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(d)

Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)

Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Globetech Ventures Corporation:

Dilbagh Gujral

President

Suite 206, 1489 Marine Drive

West Vancouver, British Columbia

Canada, V7T 1B8

If to Shareholders:

John Young

1108 W 39th Avenue

Vancouver, British Columbia

Canada, V6M 1S8

Joao Luis Pulgatti

C/O John Young

1108 W 39th Avenue

Vancouver, British Columbia

Canada, V6M 1S8

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(f)

Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the Province of British Columbia, Canada without giving effect to any choice or conflict of law provision or rule.

(g)

Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Globetech and Shareholders.  No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(h)

Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(i)

Expenses.  Globetech and Shareholders will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Shareholders will also bear the cost and expenses of Braz Gold (including all of its legal fees and expenses if any) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated.

(j)

Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(k)

Incorporation of Exhibits and Annexes.  The Exhibits and Annexes identified in this Agreement are incorporated herein by reference and made a part hereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

Globetech Ventures Corp.

By:  “D Gujral”

Title:  President

Braz Gold Ltda

By: “J Young”,

“J L Pulgatti”

Title: Secretary

 President

John Young, an Individual

“J Young”

Joao Luis Pulgatti, an Individual

“J L Pulgatti”